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EXHIBIT 99-A

COMMUNITY BANCORP INC.
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130 W. Fallbrook Street
Fallbrook, CA 92028

COMMUNITY BANCORP DECLARES 5% STOCK DIVIDEND;
DESIGNATED "BLUE RIBBON BANK" BY VERIBANC

Fallbrook, CA - October 17, 2000 - Community Bancorp (Nasdaq: CMBC) announced today that it's Board of Directors have approved a 5% stock dividend to be paid on November 30, to shareholders of record November 15, 2000. Following the stock dividend, Community Bancorp will have approximately 2.6 million shares issued and outstanding. Fractional shares resulting from the stock dividend will be paid in cash.

"Our improved business strategy, implemented at the first of the year, has been remarkably successful," stated Tom Swanson, President and CEO. "We also announced our third quarter earnings this morning, and we have met or exceeded all of our targets for internal growth and profitability. We believe that a stock dividend is an excellent way to share that success with our stockholders."

Community National Bank was recently designated a "Blue Ribbon Bank" for the second quarter of 2000. Based on Federal Reserve Board data and other criteria, VERIBANC awards this recognition to those institutions that demonstrate exceptional attention to safety, soundness and financial strength. The VERIBANC Blue Ribbon Bank Commendation of Excellence is the country's oldest formal recognition of banks that have met exceptionally high standards.

Community Bancorp is the parent company of wholly-owned Community National Bank, formerly Fallbrook National Bank. The name of the Bank was changed on October 10, 2000. In the quarter ended September 30, 2000, the company reported increased earnings and solid balance sheet growth. Total assets and deposits both increased 72% from a year ago to $267 million and $241 million, respectively, and net loans were up 77% to $224 million. Profits totaled $326,000 for the quarter, compared to a loss of $40,000 in the third quarter last year, which was negatively impacted by a one-time litigation matter.

Community Bancorp, is a $267 million financial institution headquartered in Fallbrook, California. Located between Los Angeles and San Diego, the bank's primary focus is community banking and commercial lending, with additional lending niches of SBA and aircraft lending. A Preferred Lender, Fallbrook National Bank is the 7th largest SBA lender in California and 34th in the nation. The bank serves North San Diego and the Inland Empire communities with retail banking offices in Fallbrook, Temecula and Vista. The bank has loan production offices in Fallbrook, Los Angeles, Ontario, Orange, Sacramento, Temecula, Vista and in the East San Francisco Bay Area.